EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 8, 2019

TANDY LEATHER FACTORY REPORTS 1ST QUARTER RESULTS
Sales grew 2.4% over Prior Year, while Income from Operations was down 33.9%, and Cash from Operations was $3.0 million;
Strategic initiatives are on track

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the first quarter ended March 31, 2019.  A conference call will be conducted by senior management at 10:00 am Eastern Time on May 9, 2019.  Dial-in details are referenced below.

•
Net sales increased 2.4% to $20.8 million, compared to prior year's $20.3 million (consolidated same store sales increased 2.8%, while new stores added $0.2 million of sales and closed stores accounted for decline of $0.3 million).  The overall improvement in sales was primarily attributable to the launch of a new sewing machine.

•
Gross profit declined 3.1% or $0.4 million to $12.4 million, compared to prior year's $12.8 million.  This decline was due to product mix, as well as promotions and clearance activities related to our Australia store closure at the end of February 2019.

•
Operating costs increased $0.2 million compared to prior year, primarily due to $0.4 million of non-recurring store closure cost related to the three stores closed during the first quarter of 2019 and $0.2 million of higher non-cash share-based compensation expense.  These increases were offset by cost savings from our UK store that closed in the third quarter of 2018, lower print and postage costs, as well as the pause in store relocations.

•	Operating income declined $0.6 million or 33.9% compared to prior year due to the $0.4 million decrease in gross profit and $0.2 million increase in operating expenses.

•	Diluted EPS was $0.10 compared to prior year's $0.14.

•
At March 31, 2019, cash totaled $12.7 million, a decrease of $11.4 million from year-end 2018.  During the first quarter of 2019, cash provided by operations equaled $3.0 million, and we paid off $9.0 million of debt, purchased $5.0 million of US Securities with maturities less than one year, and bought back $0.7 million of treasury stock.

•	At March 31, 2019, inventory totaled $30.6 million, a decrease of $3.3 million from the beginning of the year.

•
We plan to close our remaining store in the UK by mid-June 2019, leaving our Spain store as the only store based outside of North America.  We are now fulfilling sales orders from our UK and Australia customer base from our Texas distribution center.

Commenting on the results, Janet Carr, Chief Executive Officer, said, "As we've said over the last 6 months, we're focused on strategic initiatives to reinvigorate the brand and develop a new operating model to transform the business for long-term growth.  To that end, in Q1, we made progress against improving our inventory position and shuttering unproductive stores.  While an operating income decline of 33.9% versus last year is significant, it reflects the start of our investment in rebuilding for growth.  There's still a lot of work to be done, but we fully expect this investment to deliver longer-term earnings growth."

Consolidated Reporting
As of January 1, 2019, we operate as a single segment and report on a consolidated basis.  Prior to January 1, 2019, we operated and reported in two segments:  North America and International.   In early 2019, we announced several strategic initiatives to drive future sales growth and long-term profitability.  Key actions include developing a new operating model to better serve our retail and commercial customers, as well as reducing our store management structure from eleven districts reporting to two regional mangers into eight zones reporting to a single vice president.  As a result of these changes in the management of our retail stores and our decision to substantially close all of our international stores, with only one international store expected to remain open in Spain, we have concluded that there is currently only one reportable segment.  All prior year data discussed throughout this press release has been restated to conform to the new reporting structure.  There is no change to our consolidated financial position or results.

Conference Call Information
A conference call will be conducted by senior management at 10:00 a.m. Eastern Time on May 9, 2019, and will be accessible to the public by calling 877-312-5524 or 253-237-1144.  Callers should dial in approximately 5 minutes before the call begins. A conference call replay will be available through 1:00 p.m. Eastern Time on May 14, 2019 and can be accessed by calling 855-859-2056 or 404-537-3406.  For both, reference conference ID number 2183438.  This call will be webcast and can be accessed at the company's web site at www.tandyleather.com.
Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 115 North American stores located in 42 US states and 7 Canadian provinces, and two International stores located in the United Kingdom and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3200 or tcastillo@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data (UNAUDITED):

	Qtr ended 3/31/19	Qtr ended 3/31/18	$ Change	% Change
Sales	$20,784,652	$20,288,918	$495,734	2.4%
Gross profit	12,450,805	12,842,962	(392,157)	(3.1)%
Gross margin	59.9%	63.3%

Operating expenses	11,281,377	11,074,001	207,376	1.9%
Income from operations	$1,169,428	$1,768,961	(599,533)	(33.9)%

	Quarter Ended 3/31/19		Quarter Ended 3/31/18
	# of stores	Net Sales	# of stores	Net Sales	$ Change	% Change
Same stores*	115	$20,223,007	115	$19,679,491	543,516	2.8%
New stores	2	211,782	-	-	211,782	100%
Closed stores	4	349,863	4	609,427	(259,564)	(42.6%)
Total Sales	117	$20,784,652	115	$20,288,918	495,734	2.4%

*Same store sales are defined as sales from existing stores that were opened during the same comparable fiscal period

TANDY LEATHER FACTORY, INC.
(UNAUDITED)
CONSOLIDATED BALANCE SHEETS

	3/31/19	12/31/18
ASSETS
CURRENT ASSETS:
Cash	$12,679,373	$24,070,351
Short term investments – US Treasuries	4,999,750	-
Accounts receivable-trade, net of allowance for doubtful accounts
of $12,940 and $15,703 in 2019 and 2018, respectively	456,537	408,170
Inventory	30,564,322	33,867,276
Prepaid income taxes	272,028	383,478
Prepaid expenses	1,537,367	1,244,754
Other current assets	174,043	161,208
Total current assets	50,683,420	60,135,237

PROPERTY AND EQUIPMENT, at cost	27,863,939	28,005,563
Less accumulated depreciation and amortization	(13,921,523)	(13,606,266)
	13,942,416	14,399,297

OPERATING LEASE ASSETS	6,389,561	-
GOODWILL	956,945	954,765
OTHER INTANGIBLES, net of accumulated amortization of
$714,000 and $713,000 in 2019 and 2018, respectively	15,833	16,500
OTHER ASSETS	379,661	386,107
	$72,367,836	$75,891,906

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$897 196	$1,215,490
Accrued expenses and other liabilities	3,752,711	4,939,829
Operating lease liabilities	3,340,843	-
Current maturities of long-term debt	-	747,335
Total current liabilities	7,990,750	6,902,654

DEFERRED INCOME TAXES	1,258,721	1,308,265

OPERATING LEASE LIABILITIES, noncurrent	3,427,705	-

LONG-TERM DEBT, net of current maturities	-	8,220,683

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,348,186 and 11,346,773 shares issued at 2019 and 2018,
8,934,024 and 9,060,561 outstanding at 2019 and 2018, respectively	27,234	27,232
Paid-in capital	7,344,644	7,158,821
Retained earnings	66,188,614	65,716,761
Treasury stock at cost (2,414,162 and 2,286,217 shares at 2019 and 2018)	(12,646,467)	(11,931,850)
Accumulated other comprehensive (loss)	(1,223,365)	(1,510,660)
Total stockholders' equity	59,690,660	59,460,304
	$72,600,628	$75,891,906

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31,

	2019	2018
NET SALES	$20,784,652	$20,288,918

COST OF SALES	8,333,847	7,445,956

Gross profit	12,450,805	12,842,962

OPERATING EXPENSES	11,281,377	11,074,001

INCOME FROM OPERATIONS	1,169,428	1,768,961

OTHER EXPENSE (INCOME):
Interest expense	32,383	64,642
Other (income), net	(33,041)	(38,872)
Total other expense	(658)	25,770

INCOME BEFORE INCOME TAXES	1,170,086	1,743,191

PROVISION FOR INCOME TAXES	301,123	469,572

NET INCOME	$868,963	$1,273,619

NETINCOME PER COMMON SHARE:
Basic	$0.10	$0.14
Diluted	$0.10	$0.14

Weighted Average Number of Shares Outstanding:
Basic	9,009,752	9,264,446
Diluted	9,010,037	9,264,811

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31,

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$868,963	$1,273,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	495,449	465,522
(Gain) / loss on disposal of abandonment of assets	(3,794)	798
Non-cash stock-based compensation	185,825	28,969
Deferred income taxes	(33,861)	(49,498)
Exchange loss	2,154	2,994
Net changes in assets and liabilities:
Accounts receivable-trade, net	(48,367)	(42,110)
Inventory	3,302,954	539,337
Prepaid expenses	(292,613)	(103,058)
Other current assets	(12,835)	110,617
Accounts payable-trade	(318,294)	6,055
Accrued expenses and other liabilities	(1,205,241)	(1,246,439)
Income taxes payable	95,767	146,483
Total adjustments	2,167,144	(140,330)
Net cash provided by operating activities	3,036,107	1,133,289

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(30,893)	(240,020)
Purchase of short-term investments – US Treasuries	(4,999,750)	-
Proceeds from sale of assets / insurance	12,552	-
Decrease in other assets	6,446	957
Net cash used in investing activities	(5,011,645)	(239,063)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable and long-term debt	-	540,940
Repurchase of common stock (treasury stock)	(714,614)	(540,940)
Payments on notes payable and long-term debt	(8,968,018)	-
Net cash (used in) provided by financing activities	(9,682,635)	-

Effect of exchange rate changes on cash	267,195	21,394

NET (DECREASE) INCREASE IN CASH	(11,390,978)	915,620

CASH, beginning of period	24,070,351	18,337,258

CASH, end of period	$12,679,373	$19,252,878

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$32,383	$64,642
Income tax paid during the period, net of (refunds)	$235,496	$372,587